UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2012

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices and zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2012, the Board of Directors (the “Board”) of Manning & Napier, Inc. (the “Company”) increased the size of the Board from six to seven members and appointed Barbara Goodstein to fill the vacancy. Ms. Goodstein currently serves as the Chief Marketing Officer at Vonage, a telecommunications firm. Ms. Goodstein holds an M.B.A. in marketing from Columbia University and a B.A. from Brown University.

There is no arrangement or understanding between Ms. Goodstein and any other person pursuant to which Ms. Goodstein was selected as a director. Ms. Goodstein does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer. The Board has determined that Ms. Goodstein is an independent director under applicable New York Stock Exchange (“NYSE”) rules. Ms. Goodstein will serve on the Nominating and Corporate Governance, Compensation, and Audit Committees.

A copy of the press release announcing Ms. Goodstein’s appointment is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 8.01.	Other Events.

On November 19, 2012, Patrick Cunningham, the Chief Executive Officer of the Company and a member of the Board, resigned as a member of the Nominating and Corporate Governance Committee.

With the appointment of Barbara Goodstein to the Board and the resignation of Patrick Cunningham as a member of the Nominating and Corporate Governance Committee, the Company is no longer availing itself of the controlled company exemption under Section 303A.00 of the NYSE Listed Company Manual. The Company has a majority of independent directors on its Board and has Nominating and Corporate Governance, Compensation, and Audit Committees composed entirely of independent directors.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99	Press Release issued by Manning & Napier, Inc. on November 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manning & Napier, Inc.

Date: November 19, 2012	By:	/s/ Patrick Cunningham
	Name:	Patrick Cunningham
	Title:	Chief Executive Officer